Exhibit 99.1

CIIG Merger Corp. Announces Separate Trading of its Class A Common Stock and Warrants, Commencing

February 3, 2020

New York, NY, January 31, 2020 (BUSINESS WIRE) – CIIG Merger Corp. (Nasdaq: CIICU) (the “Company”) announced today that, commencing February 3, 2020, holders of the 25,875,000 units sold in the Company’s initial public offering may elect to separately trade the shares of the Company’s Class A common stock and warrants included in the units. The Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market under the symbols “CIIC” and “CIIC W,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The Nasdaq Capital Markets under the symbol “CIICU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. UBS Investment Bank and Barclays acted as the joint book-running managers for the offering. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 12, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained for free by visiting the SEC’s website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com; and Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847.

ABOUT CIIG MERGER CORP.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While CIIG may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the technology, media and telecom industries. CIIG is led by Chairman and Chief Executive Officer, Peter Cuneo, Chief Investment Officer, Michael Minnick, and Chief Operating Officer, Gavin Cuneo. CIIG’s independent directors include David Flowers, Kristen O’Hara, Chris Rogers and Kenneth West.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

CIIG Merger Corp.

info@ciigcorp.com